EXHIBIT 5.1

October 29, 2003

Washington Mutual, Inc.
1201 Third Avenue
Seattle, Washington 98101

Re:            Washington Mutual, Inc. - Public Offering of
                   Floating Rate Notes Due November 3, 2005, 2.40% Notes Due November 3, 2005 and
                   4.00% Notes Due January 15, 2009

Ladies and Gentlemen:

        We have acted as counsel to Washington Mutual, Inc., a Washington corporation (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act") of a Registration Statement on Form S-3, File No. 333-86546, on April 18, 2002 and as declared effective on May 6, 2002, and a Registration Statement on Form S-3, File No. 333-102991, on February 5, 2003, and as declared effective on April 15, 2003 (the "Registration Statements"), and the combined prospectus dated April 15, 2003, as supplemented by the prospectus supplement dated October 27, 2003 (the final prospectus, in the form filed with the Commission pursuant to Rule 424(b) of the rules and regulations under the Act, the "Prospectus"), relating to the offering by the Company of $400,000,000 aggregate principal amount of Floating Rate Notes Due November 3, 2005 (the "Floating Rate Notes"), $250,000,000 aggregate principal amount of 2.40% Notes Due November 3, 2005 (the "2.40% Notes") and $400,000,000 aggregate principal amount of 4.00% Notes Due January 15, 2009 (the "4.00% Notes" and together with Floating Rate Notes and 2.40% Notes, the "Securities").  The Securities will be issued pursuant to a Senior Debt Securities Indenture between The Bank of New York, as Trustee, and the Company, dated August 10, 1999, as supplemented by the First Supplemental Indenture dated as of August 1, 2002 and Second Supplemental Indenture dated as of November 20, 2002 (the "Indenture").

I.

        We have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies.  We have based our opinion upon our review of the following records, documents, instruments and certificates and such additional certificates relating to factual matters as we have deemed necessary or appropriate for our opinion:

        (a)        The Registration Statements and the Prospectus;

        (b)        The Indenture;

Washington Mutual, Inc.
October 29, 2003

        (c)        The form of each of the Securities;

        (d)        The Amended and Restated Articles of Incorporation (including all amendments thereto) of the Company filed with the Washington Secretary of State, and certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion;

        (e)        A Certificate of Existence relating to the Company issued by the Washington Secretary of State, dated October 29, 2003;

        (f)         The Bylaws of the Company (and all amendments thereto) certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion;

        (g)        Records certified to us by an officer of the Company as constituting all records of proceedings and actions of the board of directors of the Company relating to the issuance of the Securities by the Company; and

        (h)        A certificate (the "Officer's Certificate") of an officer of the Company as to certain factual matters.

II.

        This opinion is limited to the federal laws of the United States of America, and the laws of the State of New York and State of Washington, and we disclaim any opinion as to the laws of any other jurisdiction. We express no opinion as to the applicable choice of law rules that may affect the interpretation or enforcement of the Securities.  We further disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental body or as to any related judicial or administrative opinion.

III.

        Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of our opinion, and subject to the limitations and qualifications expressed herein, it is our opinion that the Floating Rate Notes, 2.4% Notes and 4.00% Notes have been duly authorized and, after receipt of payment therefor, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject, as to enforcement, (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors' rights and (ii) to general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

Washington Mutual, Inc.
October 29, 2003

IV.

        We further advise you that:

        A.        As noted, the enforceability of the Securities is subject to the effect of general principles of equity.  As applied to the Securities, these principles will require the parties thereto to not invoke penalties for defaults that bear no reasonable relation to the damage suffered or that would otherwise work a forfeiture.

        B.        The effectiveness of indemnities, rights of contribution, exculpatory provisions and waivers of the benefits of statutory provisions may be limited on public policy grounds.

        C.        Provisions of the Securities requiring that waivers must be in writing may not be binding or enforceable if a non-executory oral agreement has been created modifying any such provision or an implied agreement by trade practice or course of conduct has given rise to a waiver.

V.

        This opinion is rendered to you in connection with the filing of the Registration Statements and is solely for your benefit and the benefit of the purchasers of the Securities.  We consent to the filing of this letter as an exhibit to the Registration Statements and to reference to our firm in the Registration Statements.  This opinion may not be relied upon by any other person, firm, corporation or other entity without our prior written consent.  We disclaim any obligation to advise you of any change of law that occurs, or any facts of which we become aware, after the date of this opinion.

Very truly yours,
/s/ HELLER EHRMAN WHITE & MCAULIFFE LLP